Exhibit (d)(5)(C)

RESTRICTED STOCK UNIT AGREEMENT

RESTRICTED STOCK UNIT AGREEMENT, dated as of             , 200_ (this “Agreement”), by and between Blyth, Inc., a Delaware corporation (the “Company”), and              (the “Participant”).

R E C I T A L S:

WHEREAS, the Company desires to grant to the Participant restricted stock units (each a “Unit”) pursuant to its 2003 Long-Term Incentive Plan (the “Plan”), each Unit representing the right to receive one (1) share of common stock, $0.02 par value, of the Company (one “Share”) pursuant to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Participant hereby agree as follows:

Section 1. Grant of Units. The Company hereby grants to the Participant, pursuant to the Plan and on the terms and conditions set forth herein, the number of Units as set forth on Schedule A.

Section 2. Vesting; Term of Units.

(a) The Units shall vest as set forth in Schedule A.

(b) In the event that the Participant’s service as a Director or employment with the Company or any subsidiary thereof terminates for any reason whatsoever (whether by the Company or the Participant and including, without limitation, without Cause or by reason of Cause, death, disability or retirement), all unvested Units will terminate immediately following the close of business on the last day of the Participant’s employment or service, and the Participant will have no interest in the Shares represented by such unvested Units. Any Units that are scheduled to vest (as set forth in Schedule A) upon a termination of employment or service shall be vested immediately prior to the close of business on the date of such termination of employment or service.

Section 3. Individual Account. The Units shall be credited to a separate account established and maintained by the Company for the Participant on the first business day following the date of grant of the Units (the “Account”). The Units will be deemed to be invested in Shares only. The Account shall be maintained on the Company’s books solely for record keeping purposes, and shall not represent any actual segregation or investment of assets or any interest in any Shares.

Section 4. Dividends. During the period between the date of grant of the Units and the Distribution Date (as defined herein), a cash amount equal to the amount of any dividends that would have been payable to the Participant in respect of the Shares represented by the Units had the Participant held such Shares rather than Units shall be distributed to the Participant on a semi-annual basis (generally each              and             ) following the date on which such dividends are paid to the Company’s stockholders.

Section 5. Distribution of Shares Represented by the Units.

(a) Unless the Participant makes the election referred to in subsection (b), the Shares represented by Units will be deemed to be distributed to the Participant on the date such Units vest (the “Default Distribution Date”) and certificates representing those Shares will be delivered to the Participant as soon as practicable thereafter.

(b) If the Participant elects at any time within sixty (60) days after the grant of the Units (the “Sixty Day Period”), the distribution of the Shares represented by all or any portion of the Units may be deferred, subject to Section 6(b) hereof, until the date specified by the Participant on an election form filed with the Company (the “Designated Distribution Date”).

(c) After the Sixty Day Period, a Participant may elect to defer distribution of the Shares represented by the Units beyond the Default Distribution Date or the Designated Distribution Date (if an election referred to in subsection (b) has been made), to a later date (the “Deferred Distribution Date”), subject to Section 6(b) hereof, if the Participant provides a written election to the Company at least twelve months, or such longer period as the Committee shall require, prior to the Default Distribution Date or the Designated Distribution Date (if an election referred to in subsection (b) has been made). The Default Distribution Date, Designated Distribution Date and Deferred Distribution Date shall be collectively referred to herein as the “Distribution Date”.

(d) If any distribution of Shares represented by the Units consists of a fractional Share, then in lieu of distributing a fractional Share, the Company shall distribute cash to the Participant equal in value to the Fair Market Value of the fractional Share on the Distribution Date.

(e) [Employee Form Only] Notwithstanding anything to the contrary in this Agreement, the Participant shall retain either Shares acquired by the Participant in connection with this Agreement, Units, or a combination of the foregoing, in an amount equal to 25% of the Shares represented by this Agreement, until the Participant’s termination of employment with the Company. If the Participant has received Shares with respect to 75% of the Units granted under this Agreement, the Company shall cause the legend set forth below or a legend substantially equivalent thereto (together with any other legends that may be required by state or federal securities laws at the time of the issuance of the Shares), to be placed upon any certificate(s) evidencing ownership of any remaining Shares distributed to the Participant pursuant to this Agreement prior to the date of the Participant’s termination of employment:

TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN AN AWARD AGREEMENT BETWEEN THE ISSUER AND A PARTICIPANT WHICH PROHIBITS THE TRANSFER OF THE SECURITIES PRIOR TO THE PARTICIPANT’S TERMINATION OF EMPLOYMENT WITH THE ISSUER. NO TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE SHALL BE VALID OR EFFECTIVE PRIOR TO THE PARTICIPANT’S TERMINATION OF EMPLOYMENT WITH THE ISSUER. SUCH AGREEMENTS MAY BE INSPECTED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

Any attempted assignment, transfer, pledge, hypothecation or other disposition of such Shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon such Shares, shall be null and void and without effect.

Section 6. Withholding Taxes.

(a) At any time that taxes are required to be withheld in connection with a distribution of Shares on a Distribution Date, the Company shall withhold Shares that would otherwise be distributed to the Participant (rounded down to the nearest whole share) up to an amount that is equal, based on the Fair Market Value of the Shares on the Distribution Date, to the minimum amount of the Federal, state, local, and foreign income and/or employment taxes required, in the Company’s sole judgment, to be collected or withheld with respect to such distribution.

(b) At any time that taxes are required to be withheld with respect to the Units prior to the Distribution Date (e.g., in connection with the vesting of Units subject to a Deferred Distribution Date), the Company shall convert Units into Shares (rounded down to the nearest whole share) up to an amount that is equal, based on the Fair Market Value of the Shares on the date of such taxable event, to the minimum amount of the Federal, state, local, and foreign income and/or employment taxes required, in the Company’s sole judgment, to be collected or withheld with respect to the Units. Such converted Shares shall be withheld by the Company and an appropriate adjustment shall be made to the Units in the Account. Following any such adjustment, the term “Units” shall mean the number of Units in the Account after accounting for any adjustment made pursuant to this subsection (b).

(c) With respect to any minimum withholding that is not satisfied pursuant to subsections (a) and/or (b) above (e.g., an amount represented by a fractional Share), the Company shall require the Participant to remit a cash payment to the Company, deduct such amount from the Participant’s payroll, or shall satisfy such withholding obligation by any other means permitted under the Plan.

Section 7. Transferability. Units may not be sold, transferred, pledged, assigned or otherwise encumbered except by the laws of descent and distribution; provided, that in the event of the death of the Participant prior to the Distribution Date, the beneficiary(ies) designated by the Participant on a form delivered to the Company shall succeed to all rights and obligations of the Participant under this Agreement.

Section 8. Rights in Shares Before Delivery. No person shall have any privileges of a stockholder of the Company with respect to any Units, unless and until Shares are distributed pursuant to Section 5.

Section 9. No Right to Employment. Nothing contained herein shall be construed to confer on the Participant any right to continue as a Director or an employee of the Company or any of its Affiliates, or to derogate from any right of the Company to, as applicable, retire, request the resignation of or discharge the Participant, or to lay off or require a leave of absence of the Participant, with or without pay, at any time, with or without Cause.

Section 10. Qualifications to Distribution. Anything in this Agreement to the contrary notwithstanding, in no event may Shares represented by Units be distributed if the Company shall, at any time and in its sole discretion, determine that (a) the listing, registration or qualification of any Share otherwise deliverable, upon any securities exchange or under any state or federal law, or (b) the consent or approval of any regulatory body, is necessary or desirable in connection with such distribution. In such event, such distribution shall be held in abeyance and shall not be effective unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

Section 11. Conditions to Transfer. Unless the Shares represented by the Units have been registered under the Securities Act of 1933, as amended (the “Securities Act”), the Committee may require as a condition to the right to receive the Shares represented by the Units that the Company receive from the person receiving the Shares represented by the Units representations, warranties and agreements, at the time of any such distribution, to the effect that the Shares will be held for investment only and without any present intention to sell or otherwise distribute such Shares and that such Shares will not be disposed of in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act and the rules and regulations thereunder. The certificate issued to evidence such Shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

Section 12. Entire Agreement. This Agreement and the Plan contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such matters.

Section 13. Binding Effect. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon the Participant and his or her assigns, heirs, executors, administrators and legal representatives.

Section 14. Amendment or Modification; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed on behalf of the Company (as authorized by the Committee) and the Participant.

Section 15. Participant Undertaking. The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Company may, in its reasonable judgment, deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement.

Section 16. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

Section 17. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meaning ascribed to them in the Plan.

Section 18. The Plan. The Participant acknowledges having received a copy of the Plan. The Units herein granted are subject to all of the terms and provisions of the Plan, all of which are hereby incorporated herein by reference. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BLYTH, INC.

By:

Title:

PARTICIPANT

SCHEDULE A

Name of Participant: Date of grant:	_____________ ___, 200__

The Fair Market Value of Shares on the date of grant:	$__________________ per share

Number of Units:

Vesting terms:

[Employee Only] Subject to Section 12 of the Plan, on each of the fourth and fifth anniversary dates of the grant of these Units, 50% of the number of these Units shall vest, subject, in each case, to the Participant’s continued employment with the Company or an Affiliate through the applicable vesting date. Notwithstanding the foregoing, any unvested portion of these Units shall vest upon the Participant’s (1) retirement from employment with the Company on or after the date on which the Participant reaches age 62, or (2) termination of employment as the result of a disability (as determined by the Committee in its sole discretion) or death. For purposes of clarification, following a termination of employment, regardless of the reason therefor, no additional Units shall vest during any period in which the Participant receives salary and/or benefits continuation.

[Director Only] Subject to Section 12 of the Plan, on each of the first and second anniversary dates of the grant of these Units, 50% of the number of these Units shall vest, subject, in each case, to the Participant’s continued service as a Director through the applicable vesting date. Notwithstanding the foregoing, any unvested portion of these Units shall vest upon the Participant’s (1) retirement as a director on or after the date on which the Participant reaches age 68, or (2) termination of service as a Director as the result of a disability (as determined by the Committee in its sole discretion) or death.

BLYTH, INC.

By:

Title:

EMPLOYEE ELECTION FORM

I elect, pursuant to the Restricted Stock Unit Agreement (the “Agreement”), dated as of ___ ___, 200_, by and between the undersigned and Blyth, Inc. (the “Company”), to have any Shares to which I am entitled under the Agreement distributed to me or my beneficiary(ies) on (1) the termination of my employment with the Company, or any subsidiary thereof, or (2) if earlier and if I elect by checking the box below, upon a Change in Control of the Company:

☐	Immediately upon a Change in Control of the Company.

Dated:___ ___ , 200_

(Signature)

(Print Name)

Social Security Number

DIRECTOR ELECTION FORM

I elect, pursuant to the Restricted Stock Unit Agreement (the “Agreement”), dated as of ___ ___, 200_, by and between the undersigned and Blyth, Inc. (the “Company”), to have any Shares to which I am entitled under the Agreement distributed to me or my beneficiary(ies) on (1) the termination of my services as a director of the Company or any subsidiary thereof, or (2) if earlier and if I elect by checking the box below, upon a Change in Control of the Company:

☐	Immediately upon a Change in Control of the Company.

Dated:___ ___ , 200_

(Signature)

(Print Name)

Social Security Number

BENEFICIARY DESIGNATION

Upon my death, the Shares to which I am entitled under the Restricted Stock Unit Agreement (the “Agreement”), dated as of ___ ___, 200_, by and between the undersigned and Blyth, Inc. (the “Company”) shall be paid to the beneficiary(ies) I designate below. This designation supercedes any prior beneficiary designation I have made for this Agreement, and shall remain in effect unless and until I file a subsequent Beneficiary Designation Form for this Agreement with the Company.

Primary Beneficiary Designation

The Shares distributable to me under the Agreement shall be paid, in equal portions unless otherwise indicted, to the following Primary Beneficiary(ies) then surviving:

Name	Relationship	Date of Birth	Social Security No.	Percentage

Contingent Beneficiary Designation

If none of the above-named Primary Beneficiaries survives me, the Shares distributable to me under the Agreement shall be paid, in equal portions unless otherwise indicated, to the following Contingent Beneficiary(ies) then surviving:

Name	Relationship	Date of Birth	Social Security No.	Percentage

(Signature) Date	Date

(Print Name)